Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

This unaudited pro forma condensed financial information is provided in order to present the continuing impacts from the Stock Purchase Transaction and the incurrence of $4.75 billion of debt, as well as the use of our cash and cash equivalents (“cash”) in connection with the Stock Purchase Transaction, and to show how historical financial statements might have been affected had the Stock Purchase Transaction been consummated at an earlier date. The Company believes that the unaudited pro forma condensed financial information is useful because of the significant changes to the Company’s capital structure expected as a result of the Stock Purchase Transaction, the incurrence of $4.75 billion of debt and use of our cash.

The unaudited pro forma condensed statement of operations for the six months ended June 30, 2013 and the year ended December 31, 2012 gives effect to the Stock Purchase Transaction, the incurrence of $4.75 billion of debt, as well as the use of our cash in connection with the Stock Purchase Transaction as if they were consummated on January 1, 2012 and includes all adjustments, which give effect to material events that are directly attributable to the Stock Purchase Transaction, the debt and use of our cash, that are expected to have a continuing impact and are factually supportable. The unaudited pro forma condensed balance sheet as of June 30, 2013 gives effect to the Stock Purchase Transaction, the debt and use of our cash as if they had been consummated on June 30, 2013 and includes all adjustments, which give effect to material events that are directly attributable to the Stock Purchase Transaction, the debt and use of our cash, that are factually supportable. The notes to the pro forma condensed financial information describe the unaudited pro forma amounts and adjustments presented below.

The pro forma adjustments reflect the Stock Purchase Transaction as the acquisition of treasury stock in accordance with U.S. GAAP and upon the assumptions set forth in the notes herein. The unaudited pro forma condensed balance sheet has been adjusted to reflect the impact of the incurrence of the debt, the repurchase of our common stock, and the corresponding use of our cash. This unaudited pro forma condensed financial information should be read in conjunction with the historical financial statements of Activision Blizzard incorporated by reference elsewhere in this proxy statement.

The unaudited pro forma condensed financial information is based on financial statements prepared in accordance with U.S. GAAP. In addition, the unaudited pro forma condensed financial information is based upon available information and a number of assumptions that the Company considers to be reasonable, and have been made solely for purposes of developing such unaudited pro forma condensed financial information for illustrative purposes in compliance with the disclosure requirements S-X Article 11 of the SEC.

Unaudited Pro Forma Condensed Statements of Operations

	For the six months ended June 30, 2013					For the year ended December 31, 2012
	Activision Blizzard	Pro Forma Adjustments		Pro Forma Activision Blizzard		Activision Blizzard	Pro Forma Adjustments		Pro Forma Activision Blizzard
	(in millions, except per share data)					(in millions, except per share data)
Revenue:
Product sales	$1,717	$—		$1,717		$3,620	$—		$3,620
Subscription, licensing and other revenues	658	—		658		1,236	—		1,236
Total net revenues	2,375	—		2,375		4,856	—		4,856
Costs and expenses:
Cost of sales	702	—		702		1,662	—		1,662
Product development	247	—		247		604	—		604
Sales and marketing	223	—		223		578	—		578
General and administrative	186	—		186		561	—		561
Total costs and expenses	1,358	—		1,358		3,405	—		3,405
Operating income	1,017	—		1,017		1,451	—		1,451
Interest and other income (expenses), net	3	(113	)(a)	(110)		7	(225	)(a)	(218)
Income before income tax expense	1,020	(113)		907		1,458	(225)		1,233
Income tax expense	240	(41	)(b)	199		309	(81	)(b)	228
Net income	$780	(72)		708		$1,149	(144)		1,005
Earnings per common share:
Basic	$0.68			$1.00	(c)	$1.01			$1.42	(c)
Diluted	$0.68			$0.99	(c)	$1.01			$1.41	(c)
Weighted-average number of shares outstanding:
Basic	1,116	(429	)(d)	687		1,112	(429	)(d)	683
Diluted	1,124	(429	)(d)	695		1,118	(429	)(d)	689

See notes to unaudited pro forma condensed financial information

Unaudited Pro Forma Condensed Balance Sheet

As of June 30, 2013

	Activision Blizzard	Pro Forma Adjustments		Pro Forma Activision Blizzard
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$4,341	$(1,230	)(e)	$3,111
Short-term investments	205	—		205
Accounts receivable, net	117	—		117
Inventories, net	131	—		131
Software development	304	—		304
Intellectual property licenses	11	—		11
Deferred income taxes, net	335	—		335
Other current assets	185	—		185
Total current assets	5,629	(1,230)		4,399
Long-term investments	9	—		9
Software development	35	—		35
Property and equipment, net	132	—		132
Other assets	10	60	(f)	70
Intangible assets, net	61	—		61
Trademark and trade names	433	—		433
Goodwill	7,102	—		7,102
Total assets	$13,411	$(1,170)		$12,241
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$139	$—		$139
Deferred revenues	665	—		665
Short-term debt	—	25	(g)	25
Accrued expenses and other liabilities	389	—		389
Total current liabilities	1,193	25		1,218
Deferred income taxes, net	77	—		77
Long-term debt, net	—	4,673	(g)	4,673
Other liabilities	206	—		206
Total liabilities	1,476	4,698		6,174
Shareholders’ equity:
Common stock	—	—		—
Additional paid-in capital	9,541			9,541
Treasury Stock	—	(5,830	)(d)	(5,830)
Retained earnings	2,456	(38	)(h)	2,418
Accumulated other comprehensive income (loss)	(62)	—		(62)
Total shareholders’ equity	11,935	(5,868)		6,067
Total liabilities and shareholders’ equity	$13,411	$(1,170)		$12,241

See notes to unaudited pro forma condensed financial information

NOTES TO UNAUDITED PRO FORMA

CONDENSED FINANCIAL INFORMATION

Note 1: Basis of Pro Forma Presentation

The unaudited pro forma condensed statements of operations for the six months ended June 30, 2013 and the year ended December 31, 2012 gives effect to the Stock Purchase Transaction, the incurrence of $4.75 billion of debt, as well as the use of our cash in connection with the Stock Purchase Transaction as if they were consummated on January 1, 2012 and includes all adjustments, which give effect to material events that are directly attributable to the Stock Purchase Transaction, the debt and use of our cash, that are expected to have a continuing impact, and are factually supportable. The unaudited pro forma condensed balance sheet as of June 30, 2013 gives effect to the Stock Purchase Transaction, the debt and use of our cash as if they had been consummated on June 30, 2013 and includes all adjustments, which give effect to material events that are directly attributable to the Stock Purchase Transaction, the debt and use of our cash, that are factually supportable. The notes to the unaudited pro forma condensed financial information describe the pro forma amounts and adjustments presented below.

Certain non-recurring transaction expenses, such as bridge loan financing fees and legal and other professional fees estimated to range from $31 million to $38 million incurred and to be incurred, were excluded from the unaudited pro forma condensed statements of operations for the six months ended June 30, 2013 and the year ended December 31, 2012 because expensing these amounts does not have a continuing impact.

The accounting of any derivatives embedded into our borrowings agreements were excluded from the unaudited pro forma condensed statements of operations for the six months ended June 30, 2013 and the year ended December 31, 2012, as well as the unaudited pro forma condensed balance sheet as of June 30, 2013 as the Company does not expect the accounting for these derivatives to be material for pro forma purposes.

Overview of the Accounting for the Stock Purchase Transaction

On July 25, 2013, we entered into the Stock Purchase Agreement with Vivendi and ASAC, an exempted limited partnership established under the laws of the Cayman Islands, and acting by its General Partner. The Stock Purchase Agreement provides for us to, upon the terms and subject to the conditions thereof, acquire from Vivendi, in the Stock Purchase Transaction, all of the capital stock of New VH, a Delaware corporation and wholly owned subsidiary of Vivendi, which, at the time of purchase, will be the direct owner of approximately 429 million shares of Activision Blizzard common stock, for a cash payment of approximately $5.83 billion, or $13.60 per share for the shares of Activision Blizzard common stock being acquired by us. In addition, New VH has certain tax attributes that are expected to benefit the Company in the future. The Stock Purchase Agreement further provides for ASAC to, upon the terms and subject to the conditions thereof, purchase from Vivendi, in the Private Sale, approximately 172 million shares of Activision Blizzard common stock, in conjunction with the Stock Purchase Transaction, for an aggregate cash payment of approximately $2.34 billion, or $13.60 per share, provided that such amounts may be reduced under certain circumstances. Robert A. Kotick, our Chief Executive Officer, and Brian G. Kelly, Co-Chairman of our board of directors, are affiliates of the General Partner of ASAC, and will contribute $100 million combined to the Private Sale. The Private Sale is not reflected in this unaudited pro forma condensed financial information as it will not have an accounting implication for the Company.

We plan to fund the Stock Purchase Transaction with a combination of approximately $1.2 billion of cash on hand and $4.6 billion of net proceeds received by the Company (net of estimated $150 million of fees, expenses and upfront costs) in connection with debt accessed through the capital markets and bank financing. We have completed the syndication of a seven-year secured term loan credit facility totaling $2.5 billion (“Term Loan B”). The Company expects to also secure a five-year revolving credit facility of $250 million. The closing of the Term Loan B and the revolving credit facility are subject to customary closing conditions. In addition, we have closed the private offering of $1,500 million aggregate principal amount of 5.625% senior notes due 2021 (the “2021 Notes”) and $750 million aggregate principal amount of 6.125% senior notes due 2023 (the “2023 Notes” and, together with the 2021 Notes, the “Notes”). The proceeds of the Notes were funded into an escrow account on September 19, 2013 and are being held in such account, subject to the terms of the special mandatory redemption feature as described elsewhere in this proxy statement, pending the closing of the transactions contemplated by the Stock Purchase Agreement.

After giving effect to the Stock Purchase Transaction, our common stock outstanding is expected to be reduced by approximately 429 million shares, which would accordingly increase earnings per common share. The Stock Purchase Transaction will be accounted for as a share repurchase with the consideration recorded as treasury stock in our balance sheet. We expect that following the completion of the Stock Purchase Transaction, our cash will be reduced by approximately $1.2 billion, and our new capital structure is expected to include approximately $4.75 billion of debt.

Note 2: Pro Forma Adjustments (in millions, except per share and percentage data)

(a)                                 Represents the following pro forma adjustments to interest and other (income) expenses, net:

	Six months ended June 30, 2013	Year Ended December 31, 2012
Cash interest expense related to debt financing(1)	$106	$212
Amortization of debt discount, such as original issue discount and gross spread	3	5
Amortization of deferred financing costs	4	8
Pro forma adjustment to interest and other (income) expenses, net	$113	$225

(1)                                 Pro forma cash interest expense was calculated at an assumed interest rate of 3.25% for Term Loan B and 5.625% and 6.125% for the 2021 Notes and 2023 Notes, respectively. Interest expense on Term Loan B is subject to 3-months LIBOR or 0.75%, whichever is higher, plus a spread of 2.5%. For every one-eighth percentage point (0.125%) percent increase or decrease from our assumed interest rate for the Term Loan B, the estimated annual interest expense on the Term Loan B is expected to change by approximately $3 million. No assurance can be given that a similar variable rate of interest will be achieved or that estimated amount will represent the actual interest expense incurred in the future.

(b)                                 Represents the income tax effect of the aggregate pro forma adjustments at the statutory income tax rate of approximately 36%.

(c)                                  Pro forma earnings per share was calculated pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. We had, on a weighted average basis, participating securities of approximately 25 million for the six months ended June 30, 2013 and 24 million for the year ended December 31, 2012. On a pro forma basis, net income attributable to common shareholders used to calculate earnings per share was $687 million for the six months ended June 30, 2013 and $973 million for the year ended December 31, 2012.

(d)                                 Represents the pro forma adjustments to the weighted average number of shares outstanding for the six months ended June 30, 2013 and the year ended December 31, 2012 attributed to the repurchase of approximately 429 million shares of Activision Blizzard common stock. The repurchase of shares of Activision Blizzard common stock in total of approximately $5,830 million or at $13.60 per share is reflected as treasury stock in the unaudited pro forma condensed balance sheet.

(e)                                  Represents the pro forma adjustments to cash and cash equivalents of approximately $1,230 million of cash that we plan to use to fund, in part, the Stock Purchase Transaction. The remainder of the aggregate $5,830 million to be paid by the Company as part of the Stock Purchase Transaction will be funded with the approximately $4,600 million of net proceeds received by the Company (net of estimated $150 million of fees, expenses, issuance discount, and upfront costs) in connection with the issuance of the $2,250 million of the Notes and the $2,500 million Term Loan B.

(f)                                   Represents the fees paid capitalized as deferred financing costs in connection with the debt.

(g)                                  Represents the following pro forma adjustments for short-term and long-term debt related to the debt financing of $4,750 million:

Term Loan B	$2,500
2021 Notes	1,500
2023 Notes	750
Total debt	4,750
Original issue discount and gross spread cost	(52)
Total carrying value of debt	4,698
Less: short-term debt	(25)
Total long-term debt	$4,673

(h)                                 Represents one-time expenses of the Stock Purchase Transaction and non-capitalizable debt-related costs such as bridge loan financing fees and legal and other professional fees.

Note 3: Tax Attributes Assumed

Pursuant to the Stock Purchase Agreement, in addition to the acquisition of our common stock through the acquisition of New VH, Vivendi’s wholly owned newly formed subsidiary, the New VH entity has certain tax attributes that are expected to benefit the Company in the future. These generally consist of New VH’s net operating loss (“NOL”) carryforwards of approximately $676 million (having a potential future tax benefit of approximately $245 million). Under the same Stock Purchase Agreement, the Company obtains indemnification from Vivendi against losses attributable to the potential nonexistence of such NOLs or the disallowance of claimed utilization of such NOL carryforwards of up to $200 million (unrealized tax benefit) in the aggregate, limited to taxable years ending on or prior to December 31, 2016. The accounting of the NOL carryforwards and indemnification were excluded from the unaudited pro forma condensed statements of operations for the six months ended June 30, 2013 and the year ended December 31, 2012 because of uncertainty in assumptions around the tax attributes and indemnification, and as such, the accounting impact cannot be reliably determined.